Exhibit 10(u)(v)

General Release and Separation Agreement

This General Release and Separation Agreement (the, or this “Agreement”) is made and entered into this 29th day of March, 2019 by and between Albany International Corp. (the "Company") and John Cozzolino ("Employee").

In consideration of the acknowledgements and mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.         Presentation of Agreement. Employee acknowledges that on March 29, 2019 he was given this Agreement and was afforded 21 days to consider same.

2.         Legal Advice. Employee was, and hereby is, advised to consult a lawyer before signing this Agreement.

3.          Acceptance of Agreement. Employee may accept this Agreement only by signing, dating and delivering the Agreement to the Company (in the manner set forth in Section 13) on or before the Company’s normal close of business on April 24, 2019. Time is of the essence with regard to this Section 3.

4.         Revocation. Employee may revoke this Agreement at any time within seven (7) days after signing and delivering it to the Company by notifying the Company in writing (in the manner set forth in Section 13) of Employee’s decision to revoke. Time is of the essence with regard to this Section 4.

5.         Effective Date. The effective date of this Agreement shall be the eighth (8th) day after Employee signs and delivers it to the Company in accordance with Section 3 above, unless Employee revokes the Agreement before then in accordance with Section 4 above. If Employee fails to accept this Agreement in accordance with Section 3 above, or timely revokes the Agreement in accordance with Section 4 above, the Agreement will not become effective and will not be binding on Employee or the Company.

6.         Termination of Employment. Employee’s employment by the Company has been terminated effective March 29, 2019. The parties agree that said termination of employment was a termination by the Company other than for Cause within the meaning of Section 2 of that certain Severance Agreement (the “Severance Agreement”) entered into by and between the parties with an effective date of January 1, 2016.

7.         Severance Payments. In accordance with, and subject to, the terms of the Severance Agreement, the Company shall pay to Employee the Severance Amount as specified in the Severance Agreement.

8.         Additional Severance. In addition to the Severance Amount as specified in the Severance Agreement, the Company agrees to pay Employee an additional severance amount (the, “Additional Severance”) conditioned upon Employee’s telephonic availability post-separation to assist with any unresolved transitional items, as needed, and if called upon. The Additional Severance shall be equal to Employee’s gross monthly salary in effect as of the Effective Date, less applicable withholdings and deductions required by law or otherwise agreed to by the parties. The Additional Severance shall be paid provided Employee is responsive to any inquiries from his successor or any other Company employee, if any, in the first six (6) weeks following the date of termination. Said Additional Severance shall be paid on the first customary pay date following the conclusion of the six-week period.

9.         Employee’s Acknowledgement. Employee acknowledges and agrees that, except for this Agreement, Employee would have no right to receive the benefits described in Section 7 or 8.

10.       Defined Term. As used in this Agreement, the term “Albany” means, individually and collectively, Albany, each subsidiary and affiliate of Albany, and their respective employee welfare benefit plans, employee pension benefit plans, successors and assigns, as well as all present and former shareholders, directors, officers, fiduciaries, agents, representatives and employees of those companies and other entities.

11.       General Release. By signing this Agreement Employee immediately gives up and releases Albany from, and with respect to, any and all rights and claims that Employee may have against Albany (except as expressly state in subsection 11(c) below), whether or not Employee presently is aware of such rights or claims or suspects them to exist. In addition, and without limiting the foregoing:

(a)	The Employee on behalf of himself, his agents, spouse, representatives, assignees, attorneys, heirs, executors and administrators, fully releases Albany and Albany’s past and present successors, assigns, parents, divisions, subsidiaries, affiliates, officers, directors, shareholders, employees, agents and representatives from any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of moneys, controversies, agreements, promises, damages, back and front pay, costs, expenses, attorneys fees, and remedies of any type, which Employee now has or hereafter may have, by reason of any matter, cause, act or omission arising out of or in connection with Employee’s employment or the termination of his employment with Albany prior to Employee signing this Agreement, including, without limiting the generality of the foregoing, any claims, demands or actions arising under the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Civil Rights act of 1991, the Civil Rights Act of 1866, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, and any other federal, state or local statute, ordinance or common law regarding employment, discrimination in employment, or the termination of employment. Notwithstanding the foregoing, Employee is not waiving any right that cannot, as a matter of law, be voluntarily waived, including the right to file a charge or complaint with, or participate in the adjudication of charge or complaint of discrimination filed with, any federal, state or local administrative agency, though Employee expressly waives any right to recover any money or obtain any other relief or benefit as a result of any complaint or charge being filed with any federal, state or local administrative agency.

The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status, citizenship status; any other claim based on a statutory prohibition; any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or any covenant of good faith and fair dealing; all tort claims; and all claims for attorney’s fees or expenses.

The Employee represents that he understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against Albany he is releasing, and that he understands that he is not releasing any rights or claims arising after the date Employee signs this Agreement.

(b)	If Employee breaches any obligation under this Agreement, Employee agrees that Albany shall not be obligated to continue to make payments under Sections 7 or 8, and that Employee shall reimburse Albany for all payments made pursuant to Sections 7 or 8.

(c)	Nothing in this Agreement, however, shall be deemed a waiver of any vested rights or entitlements Employee may have under any retirement or other employee benefit plans administered by Albany. Nor shall anything in this Agreement operate to release Albany from its obligations under this Agreement.

12.      Non-admission of Liability. This Agreement does not constitute an admission by Albany of any liability to Employee, and Employee understands and agrees that Albany denies any such liability to Employee.

13.      Notices. Notices or other deliveries required or permitted to be given or made under this Agreement by Employee to Albany shall, except to the extent otherwise required by law, be deemed given or made if delivered by hand or by express mail or overnight courier service to Albany International Corp., 216 Airport Drive, Rochester, New Hampshire 03867, Attention: General Counsel.

14.      Ratification of Prior Agreement. The terms, provisions and conditions of the Severance Agreement are unchanged and in full force and effect and are hereby ratified and confirmed in all respects. Unless otherwise defined herein, any defined term used in this Agreement, shall have the definition ascribed to it in the Severance Agreement.

15.      Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

IN WITNESS WHEREOF, Employee and a duly authorized representative of the Company have signed this Agreement as of the dates set forth below.

Employee	Albany International Corp.

___________________	By:

John Cozzolino	Name:
Title:

Dated: ____________, 2019	Dated: _____________, 2019